Exhibit 99.1

News

For Immediate Release

EP Energy Reports 2012 Proved Reserves and Provides 2013 Outlook — Significant Oil Growth Continues

Highlights:

2012 Results

•                  Proved reserves of 625 million barrel of oil equivalent (Boe), including 261 million barrels of oil — a 43 percent increase in oil from 2011

•                  Reserve value increased to $7.3 billion — up from $7.0 billion in 2011

•                  Oil and liquids represent approximately 50 percent of proved reserves and approximately 85 percent of reserve value

•                  Replaced 285 percent of 2012 production at $10.84 per Boe, before price revisions

•                  Risked unproved resources of 1.3 billion Boe  — oil and liquids account for approximately 60 percent

•                  Production of 147 thousand Boe per day (Boe/d), including 27 thousand barrels a day (MBoe/d) of oil  — a 55 percent increase in oil volumes from 2011

•                  Approximately $1.7 billion of liquidity at December 31, 2012

2013 Outlook

•                  Projected 2013 capital program of $1.7 billion to $1.8 billion, focused entirely on high return oil programs

•                  Expected 2013 production of 125 to 135 MBoe/d, including 30 to 50 percent growth in oil volumes

Note: Reserve values represent pretax PV-10 amounts using SEC pricing.  Reserves and production amounts include the company’s interest in Four Star Oil & Gas Company (Four Star).  Reserve replacement ratio (285 percent) and reserve costs ($10.84/Boe) exclude Four Star.

HOUSTON, TEXAS, February 7, 2013—EP Energy LLC (“EP Energy”) reported today proved oil and natural gas reserves of 625 million Boe as of December 31, 2012, including 33 million Boe related to its interest in Four Star.  Total reserve replacement costs were $10.84 per Boe, before price-related revisions.  The company reported that 75 percent of reserves additions in 2012 were oil, and 84 percent were liquids.

“I am very pleased with our success in 2012 as we launched EP Energy, starting a new chapter for the company,” said Brent Smolik, president and chief executive officer of EP Energy.  “We made excellent progress as we focused our capital activity on our extensive inventory of high return, high margin programs.  Reserve additions increased significantly and we continued to realize cost efficiencies.  In 2012, we had 147 million Boe of extensions and discoveries, 96 percent of which related to our key oil programs in Eagle Ford, Wolfcamp, and Altamont. The oil reserve additions more than offset 123 million Boe of price revisions due to the significant drop in natural gas prices.  Importantly, we grew total reserve value to $7.3 billion benefitting from our growing oil reserves.  We will continue this focus as we look ahead and diligently develop our significant resource base.”

Below is a reconciliation of proved reserves from December 31, 2011 to December 31, 2012.

Proved Reserves

	Oil Equivalent*	Gas Equivalent*
	(Million Boe)	(Bcfe)
Proved Reserves at Dec. 31, 2011	664	3,987
Production	(54)	(322)
Sales of Reserves in Place	(16)	(95)
Extensions and Discoveries	147	880
Revisions Primarily Due to Natural Gas Price	(123)	(739)
Revisions Other than Price	7	39
Proved Reserves at Dec. 31, 2012	625	3,750

*Equivalent units are based on a six to one ratio of natural gas to oil.  December 31, 2012 reserve estimates are based on first day 12-month average prices of $2.76 per MMBtu of natural gas (Henry Hub) and $94.61 per barrel of oil (WTI) and include EP Energy’s interest in Four Star.  For comparison, 2011 first day 12-month average prices were $4.12 per MMBtu of natural gas (Henry Hub) and $96.19 of oil (WTI).

Proved reserves are comprised of 1,945 Bcf of natural gas, 260.5 million barrels of oil and 40.3 million barrels of natural gas liquids.  The liquids component of EP Energy’s proved reserves increased to approximately 50 percent of proved reserve volumes, up approximately 18 percent compared with 2011 reserve amounts.  Approximately 51 percent of the December 31, 2012 proved reserves are undeveloped, including our interest in Four Star.

The PV-10 value of reserves at December 31, 2012, before income taxes, increased to $7.3 billion from $7.0 billion in 2011.  The company’s oil and liquids properties represented approximately 85 percent of the reserve value.

EP Energy’s 2012 capital expenditures were $1.57 billion.  The company invested significantly in its key programs, spending $943 million, $212 million, and $172 million in Eagle Ford, Wolfcamp and Altamont, respectively.

2012 Production Update

EP Energy also reported that its 2012 production, including its interest in Four Star, averaged 147 MBoe/d, which included 4 MBoe/d from assets sold during the year.  Total production volumes included approximately 27 MBoe/d of oil which increased 55 percent from 2011.  Oil production growth was driven primarily by the prolific Eagle Ford shale program.

Unproved Resources

EP Energy also reported that, in addition to its proved reserves, it had 1.3 billion Boe of estimated total risked unproved resources, approximately 60 percent of which were located in the oil-focused areas of Eagle Ford, Wolfcamp and Altamont.  2012 resources were consistent with 2011 amounts despite asset divestitures in the Gulf of Mexico, Indiana and Egypt, along with a very active drilling program which converted significant resources to proven reserves during the year.

The company’s estimated future drilling inventory, which includes proved undeveloped reserves and unproven resources has more than 7,000 identified future drilling locations, more than 3,800 of which are located in Eagle Ford, Wolfcamp and Altamont.  At current activity levels, this represents approximately 20 years of drilling inventory in those areas.

2013 Outlook

It is anticipated that the company will increase 2013 activities in its three key programs—Eagle Ford, Wolfcamp, and Altamont.  The projected 2013 capital budget will be up modestly from 2012 levels at approximately $1.7 billion to $1.8 billion, and will remain focused on continuing to grow production, cash flows, and reserves in the company’s highest return programs.

“Our strategy of focused execution in key areas is delivering excellent results,” said Mr. Smolik.  “Given our success in the oil rich plays and our increasing inventory of outstanding opportunities, we plan to increase our capital investments in these areas which have generated outstanding returns.  We are particularity pleased with growth in Eagle Ford and Wolfcamp, two programs which we’ve developed organically.  Eagle Ford currently generates the highest returns in our portfolio and, as a result we are investing the majority of our capital in this program.  As we consider our capital investments, we remain focused on maintaining a strong financial position and significant liquidity.”

In 2013, EP Energy expects to complete more than 100 wells in the Eagle Ford program, an area which has consistently generated outstanding results and improved efficiencies.  In the Wolfcamp, the company plans to complete 40 to 45 wells this year in the upper Wolfcamp, which commenced full development in late 2012.  The company also plans to test the lower Wolfcamp during the year as it further evaluates this emerging play.  The Altamont field in Utah complements EP Energy’s other development areas and the company expects to complete 15 to 20 wells in this area in 2013.

Total production is forecasted to average 125 to 135 MBoe/d, in 2013.  Oil production is expected to grow by 30 to 50 percent from 2012 levels.  The company’s expected aggregate base decline rate for natural gas production is 25 to 30 percent in 2013.

For 2013 the company expects per unit adjusted cash operating costs to be $11.50 to $13.25 per Boe before expected transportation costs of $2.85 to $3.15 per Boe.

Financing Requirements

Total liquidity at December 31, 2012 was approximately $1.7 billion.  Liquidity provided by available cash, the existing credit facility, and operating cash flow are expected to be more than sufficient to fund the 2013 capital plan.

Program Economics

	Eagle Ford — Central	Upper Wolfcamp	Altamont
Depth (ft)	7,000 — 9,800	5,000 — 8,000	10,000 — 13,500
Lateral Length (ft)	4,500 — 6,700	7,000 — 8,000	n/a
Capital ($MM)(1)	$7.8 — $8.8	$6.2 — $7.2	$5.0 — $7.0
EUR (MBoe)(1)	550 — 800	460 — 505	370 — 470
IP 30 (Boe/d)	550 — 750	425 — 500	400 — 550
IRR(2)	40% — 50%	25% — 40%	25% — 35%
F&D Costs ($/Boe)	$15 — $20	$16 — $21	$15 — $20
Average Net Revenue Interest	67%	75%	68%
Average Working Interest	89%	100%	81%

(1) Based on 100 percent working interest

(2)After-tax internal rate of return net to EP Energy interest based on $3.50 per MMBtu (HH) and $90.00 per Bbl (WTI)

Commodity Prices Hedge Program

	2013		2014		2015
	Volumes	Price(1)	Volumes	Price(1)	Volumes	Price(1)
Natural Gas — Tbtu
Fixed Price Swaps	153	$3.55	89	$4.02	33	$4.23
Ceilings	1	$3.70
Average Floor	153	$3.55	89	$4.02	33	$4.23

Oil — MMbbls
Fixed Price Swaps	8.95	$103.52	8.76	$98.64	5.50	$95.42
Ceilings	0.06	$97.50	1.10	$100.00	1.10	$100.00
Collars - Ceilings	5.85	$106.20	2.92	$103.76
Collars - Floors(2)	5.85	$92.58	2.92	$95.00
Average Floor	14.80	$99.20	11.68	$97.73	5.50	$95.42

Note:  Domestic positions are as of December 31, 2012 (Contract Months:  January 2013 - Fwd)

(1) Prices are per MMBtu of natural gas and Bbl of oil

(2) If market prices settle at or below $71.25 and $75.00 for the years 2013 and 2014, respectively, the three-way collars-floors effectively “lock-in” a cash settlement of the market price plus $21.33 per Bbl and $20.00 per Bbl for 2013 and 2014, respectively.

About EP Energy

The EP Energy team has a passion for finding and producing the oil and natural gas that enriches people’s lives. As a leading North American oil and natural gas producer, EP Energy has a proven strategy, a significant reserve base, multi-year drilling opportunities, and a strategic presence in fast-emerging unconventional resource areas. EP Energy is active in all phases of the E&P value chain—exploring for, acquiring, developing and producing oil and natural gas. For more information about EP Energy, visit epenergy.com.

Cautionary Note to U.S. Investors

In this release, we have disclosed our proved reserves using the SEC’s definition of proved reserves under its final rule on Modernization of Oil and Gas Reporting. Proved reserves are estimated quantities of hydrocarbons that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under the assumed economic conditions. Although the SEC now allows companies to report probable and possible reserves, we have elected not to report on such basis in our filings with the SEC.  In this press release, we have provided estimates of our “risked unproved resources”, which are different than probable and possible reserves as defined by the SEC. Note that we are not permitted to include or refer to our risked unproved resources on such a basis in any SEC filings, and these estimates of risked unproved resources should not be construed as comparable to the disclosures of our proved reserves. Risked unproved resources are estimates of potential reserves that are made using accepted geological and engineering analytical techniques. Investors are urged to closely consider the disclosures and risk factors in our prospectus dated October 22, 2012, which forms a part of the company’s Registration Statement on Form S-4, as well as our periodic SEC filings, available from our website at http://www.epenergy.com, including the inherent uncertainties in estimating quantities of proved reserves.

Forward-looking Statements

This release includes certain forward-looking statements and projections of EP Energy.  We have made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed, including, without limitation, the company’s ability to meet production volume targets; the uncertainty of estimating proved reserves and unproved resources; the future level of service and capital costs; the availability and cost of financing to fund future exploration and production operations; the success of drilling programs with regard to proved undeveloped reserves and unproved resources; the company’s ability to comply with the covenants in various financing documents; the company’s ability to obtain necessary governmental approvals for proposed E&P projects and to successfully construct and operate such projects; actions by the credit rating agencies; credit and performance risk of our lenders, trading counterparties, customers, vendors and suppliers; changes in commodity prices and basis differentials for oil and natural gas; general economic and weather conditions in geographic regions or markets served by the company, or where operations of the company are located, including the risk of a global recession and negative impact on natural gas demand; the uncertainties associated with governmental regulation, including any potential changes in federal and state tax laws and regulations; political and currency risks associated with international operations of the company; competition; and other factors described in the company’s Securities and Exchange Commission filings.  While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. EP Energy assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by EP Energy, whether as a result of new information, future events, or otherwise.

The reserves and production information in this press release include the production attributable to EP Energy’s 48.8 percent interest in Four Star Oil & Gas Company (“Four Star”). The proved reserves attributable to its interest in Four Star represent estimates prepared by EP Energy and not those of Four Star.

Disclosure of Non-GAAP Measures

The Securities and Exchange Commission’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP.

The company uses the terms cash operating costs and adjusted cash operating costs. Cash operating costs is a non-GAAP measure calculated on a per Boe basis and includes total operating expenses less depreciation, depletion and amortization expense, transportation costs, cost of products, exploration expense, ceiling test and impairment charges. Adjusted cash operating costs is a non-GAAP measure and is defined as cash operating costs less transition and restructuring costs and equity based compensation expense. Cash operating costs and adjusted cash operating costs per unit are a valuable measure of operating performance and efficiency.

EP Energy believes that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the company and its business segments and to compare it with the performance of other companies within the industry. These non-GAAP financial measures may not be comparable to similarly titled measures used by other companies and should not be used as a substitute for net income, earnings per share or other measures of financial performance presented in accordance with GAAP.

We calculate two primary reserve-related metrics, (i) a reserve replacement ratio and (ii) reserve replacement costs, to measure our ability to establish a trend of adding reserves at a reasonable cost in our drilling programs. The reserve replacement ratio is an indicator of our ability to replenish annual production volumes and grow our reserves. It is important for us to economically find and develop new reserves that will more than offset produced volumes and provide for future production given the inherent decline of hydrocarbon reserves. In addition, we calculate reserve replacement costs to assess the cost of adding reserves which is ultimately included in depreciation, depletion and amortization expense. We believe the ability to develop a competitive advantage over other oil and natural gas companies is dependent on adding reserves at lower costs than our competition. We calculate these metrics as follows:

Reserve replacement ratio:	Sum of reserve additions(1)
Actual production for the corresponding period

Reserve replacement costs/Boe:	Total oil and gas capital costs(2)
Sum of reserve additions(1)

(1)Reserve additions include proved reserves and reflect reserve revisions for prices and performance, extensions, discoveries and other additions and acquisitions and do not include unproved reserve quantities or proved reserve additions attributable to investments accounted for using the equity method.

(2)Total oil and gas capital costs include the costs of development, exploration and proved property acquisition activities conducted to add reserves and exclude asset retirement obligations.

The reserve replacement ratio and reserve replacement costs per unit are statistical indicators that have limitations, including their predictive and comparative value. As an annual measure, the reserve replacement ratio is limited because it typically varies widely based on the extent and timing of new discoveries, project sanctioning and proved property acquisitions. In addition, since the reserve replacement ratio does not consider the cost or timing of future production of new reserves, it cannot be used as a measure of value creation.

The exploration for and the acquisition and development of oil and natural gas reserves is inherently uncertain as further discussed in the company’s SEC filings. One of these risks and uncertainties is our ability to spend sufficient capital to increase our reserves. While we currently expect to spend such amounts in the future, there are no assurances as to the timing and magnitude of these expenditures or the classification of the proved reserves as developed or undeveloped.

These reserves metrics may not be comparable to similarly titled measurements used by other companies.

PV-10 is considered a non-GAAP measure derived from the standardized measure of discounted future net cash flows of our oil and natural gas properties, which is the most directly comparable GAAP financial measure. Our PV-10 is equal to our standardized measure because our standardized measure does not include future federal income taxes because we are not subject to federal income taxes.  We believe that the presentation of PV-10 is useful to investors because it presents (i) relative monetary significance of our oil and natural gas properties regardless of tax structure and (ii) relative size and value of our reserves to other companies. We also use this measure when assessing the potential return on investment related to our oil and natural gas properties. PV-10 and the standardized measure of discounted future net cash flows do not purport to present the fair value of our oil, natural gas and NGL reserves.

Pricing used to calculate the company’s PV-10 Value is based on SEC Regulation S-X, Rule 4-10 as amended, using the 12-month average price calculated as the unweighted arithmetic average of the spot price on the first day of each month within the 12-month period prior to the end of the reporting period. The first day 12-month average U.S. price used to estimate our proved reserves at December 31, 2012 was $2.76 per MMBtu for natural gas and $94.61 per barrel of oil. The prices used for our International assets were contractually defined. The aggregate International price used to estimate our proved reserves at December 31, 2012 was $7.53 per MMBtu for natural gas and $111.21 per barrel of oil.

Contact

EP Energy
Investor and Media Relations
Bill Baerg
713-997-2906
bill.baerg@epenergy.com